UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a‑12
NLIGHT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(4) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

5408 NE 88th Street, Building E
Vancouver, Washington 98665
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Thursday, June 10, 2021

Dear Stockholders of nLIGHT, Inc.:

We cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of nLIGHT, Inc., a Delaware corporation, which will be held on Thursday, June 10, 2021 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2021 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the Class III director nominees named in the accompanying proxy statement to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers;
4. To approve, on an advisory, non-binding basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 12, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 12, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Thursday, June 10, 2021. On or about April 30, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet, telephone or mail (if you receive printed proxy materials) and includes instructions on how to receive a paper copy of our proxy materials. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible. We appreciate your continued support of nLIGHT.

    By order of the Board of Directors,
Scott Keeney
President and Chief Executive Officer
Vancouver, Washington
April 30, 2021

i

ii

nLIGHT, INC.

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Pacific Time on Thursday, June 10, 2021

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of nLIGHT, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Thursday, June 10, 2021 at 9:00 a.m., Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2021, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 30, 2021 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING: QUESTIONS AND ANSWERS

What matters am I voting on?

You will be voting on:

•the election of the three Class III director nominees who are named in the accompanying proxy statement to serve until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;

•a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•a proposal to approve, on an advisory basis, the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers; and

•any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of each of Douglas Carlisle, Bill Gossman, and Gary Locke as a Class III director;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
•“FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers; and

•“ONE YEAR” for, on an advisory, non-binding basis, the frequency of future stockholder advisory non-binding votes on the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 12, 2021, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 42,784,838 shares of our common stock outstanding. Our common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock outstanding as of the record date is entitled to one vote.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If your shares are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

• Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

• Proposal No. 2: The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

• Proposal No. 3: The advisory non-binding vote to approve the fiscal 2020 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on us, our board of directors or our compensation committee. Instead, our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.

• Proposal No. 4: The frequency of future stockholder advisory, non-binding votes on the compensation of our named executive officers selected by the stockholders will be deemed to be the frequency that receives the highest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on us, our compensation committee, or our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws (the “bylaws”) and Delaware law. The virtual presence or representation by proxy of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•    by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 9, 2021 (have your Notice or proxy card in hand when you visit the website);

•    by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 9, 2021;

•    by completing and mailing your proxy card (if you received printed proxy materials) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•    by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/LASR2021, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with the Notice, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the inspector of elections before the polls close during the meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares virtually at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•    entering a new vote by Internet or by telephone;

•    completing and mailing a later-dated proxy card;

•    notifying the corporate secretary of nLIGHT, Inc., in writing, at nLIGHT, Inc., Attn: Corporate Secretary, 5408 NE 88th Street, Building E, Vancouver, Washington 98665; or

•    attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder’s last vote is the vote that will be counted.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the virtual Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/LASR2021. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Scott Keeney and Ran Bareket with full power of substitution and re-substitution have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 30, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How do we solicit proxies for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 2) is considered to be routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. The election of Class III directors (Proposal No. 1), the advisory non-binding vote to approve the compensation of our named executive officers

(Proposal No. 3) and the advisory vote on the frequency of future stockholder advisory non-binding votes on the compensation of our named executive officers (Proposal No. 4) are considered “non-routine” under applicable federal securities rules. Absent direction from you, your broker will not have discretion to vote on these non-routine matters, and therefore there may be broker non-votes in connection with these proposals.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K after they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following:
nLIGHT, Inc.
Attention: Corporate Secretary
5408 NE 88th Street, Building E
Vancouver, Washington 98665
Tel: (360) 566-4460
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 31, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
nLIGHT, Inc.
Attention: Corporate Secretary
5408 NE 88th Street, Building E
Vancouver, Washington 98665

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before such meeting by or at the direction of our board of directors, or (3) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•    not earlier than February 14, 2022; and

•    not later than March 16, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2022 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•    the 90th day prior to our 2022 annual meeting of stockholders; or

•    the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at the annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the listing standards of the Nasdaq Stock Market.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As we mature as a public company, our board of directors intends to remove the classified board structure from our amended and restated certificate of incorporation, subject to stockholder approval at a subsequent stockholders’ meeting. For further information about our governance practices, see “Stakeholder Engagement and Governance Practices” below.

The following table sets forth the names and certain other information for each nominee for election as a director and for each of the continuing members of the board of directors as of April 30, 2021.

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominee
Douglas Carlisle(1)(3)	III	64	Director	2001	2021	2024
Bill Gossman(4)	III	59	Director	2016	2021	2024
Gary Locke(3)	III	71	Director	2017	2021	2024
Continuing Directors
Scott Keeney	I	56	President, Chief Executive Officer and Chairman	2000	2022	—
Bandel Carano(4)	II	59	Director	2001	2023	—
Raymond Link(1)(2)	II	67	Director	2010	2023	—
Geoffrey Moore(1)(2)	II	74	Director	2012	2023	—
Camille Nichols(4)	I	64	Director	2020	2022	—

(1) Member of our audit committee
(2) Member of our compensation committee
(3) Member of our nominating and corporate governance committee
(4) Member of our information and technology security committee

Nominees for Director	Director Since
Douglas Carlisle has served as a member of our board of directors since April 2001, as a member of our audit committee since February 2005 and as a member of our nominating and corporate governance committee since February 2018. Since September 1984, Mr. Carlisle has been a general partner and managing director of Menlo Ventures, a venture capital firm investing primarily in engineering and technology-based early stage growth companies. Prior to that, from 1982 to September 1984, Mr. Carlisle was an associate at Menlo Ventures. Mr. Carlisle currently serves on the boards of directors of numerous private companies. Mr. Carlisle received a B.S. in electrical engineering from the University of California, Berkeley and a J.D. and an M.B.A. from Stanford University.

We believe Mr. Carlisle’s extensive experience advising growth-oriented technology companies as a venture capital investor, coupled with his experience as a director of various companies, qualifies him to serve on our board.
2001
Bill Gossman has served as a member of our board of directors since May 2016, as a member of our compensation committee from May 2016 to February 2018, as a member of our technology and security compliance committee from May 2016 to September 2019, as a member of our audit committee from February 2018 to April 2019, and as the chairman of our information and technology security committee since January 2021, and served as our acting chief financial officer from April 2001 to July 2001. Mr. Gossman has been a venture partner at Mohr Davidow Ventures since April 2009, when he rejoined the firm after serving from January 2001 to March 2003. In his capacity with Mohr Davidow, he has served on the boards of directors or as chief executive officer of several of its portfolio companies, including HealthTap since May 2018, Marble Security, Inc. from May 2011 to July 2014 and AudienceScience, Inc., where he served as chief executive officer from 2003 to 2007, and again, at the company's request, from June 2016 until June 2017. AudienceScience entered into receivership and began to wind up its operations in June 2017. Prior to Mohr Davidow, Mr. Gossman founded and served as the chief operating officer and chief financial officer for @mobile, a wireless networking company, until its sale to Openwave in 2000. Prior to @mobile, Mr. Gossman served as vice president, strategic planning and international marketing with AT&T Custom Electronic Systems, and in a variety of engineering and management positions with Northrop Corporation and Hughes Aircraft Company. Mr. Gossman received a B.S. in engineering from Cornell University, an M.S. in engineering from the Massachusetts Institute of Technology and an M.B.A. from the University of Maryland.
We believe Mr. Gossman’s extensive senior management and business experience in venture capital, and as a founder, director and chief executive officer of numerous companies, qualifies him to serve on our board.
2016

Gary Locke has served as a member of our board of directors since August 2017 and as a member of our nominating and corporate governance committee since February 2018. Since 2014, Mr. Locke has been the chairman of Locke Global Strategies LLC, through which he provides strategic advice and consulting services to businesses in the United States and China. From 2011 until 2014, Mr. Locke served as the United States Ambassador to China. Mr. Locke was the United States Secretary of Commerce from 2009 to 2011. Prior to that, Mr. Locke served two consecutive terms as Governor of the State of Washington from 1997 to 2005. Mr. Locke currently serves on the boards of directors of AMC Entertainment Holdings, Inc., an American movie theater chain, and Port Blakely Tree Farms, a family-owned timber company. Mr. Locke served on the board of directors of Fortinet, Inc., a provider of unified threat management solutions, from September 2015 to June 2020. Mr. Locke received a B.A. in political science from Yale University and a J.D. from Boston University. Mr. Locke has served as the interim President of Bellevue College in Bellevue, Washington since June 2020.

We believe Mr. Locke’s extensive leadership, executive experience and global business perspective from his roles as the Governor of Washington, Secretary of Commerce and United States Ambassador to China, coupled with his experience as a director of other public companies, qualifies him to serve on our board.
2017

Continuing Directors	Director Since
Scott Keeney, one of our co-founders, has served as our president, chief executive officer and as a member of our board of directors since July 2000 and as chairman of our board of directors since February 2018. Prior to joining us, from 1998 to 2000, Mr. Keeney served as chief executive officer for Aculight Corporation, a laser company acquired by Lockheed Martin Corporation in 2008. Prior to that, he served as a consultant for McKinsey & Company, a consulting firm, from 1993 to 1998. Mr. Keeney received a B.A. in economics from the University of Washington and an M.B.A. from Harvard Business School.
We believe Mr. Keeney’s perspective, experience and institutional knowledge as our co-founder, president and chief executive officer qualify him to serve on our board.
2000
Bandel Carano has served as a member of our board of directors since April 2001, as a member of our compensation committee from February 2004 to December 2012, as a member of our technology security compliance committee from February 2018 to September 2019 and from February 2005 to November 2006, and as a member of our information and technology security committee since January 2021. Mr. Carano is a general partner of Oak Investment Partners, a multi-stage venture capital firm he joined in 1985. From 1983 to 1985, Mr. Carano was a member of Morgan Stanley's Venture Capital Group, where he was responsible for advising Morgan Stanley on high-tech new business development and sponsoring venture investments. Mr. Carano currently serves on the boards of directors of NeoPhotonics Corporation and numerous private companies. Mr. Carano served on the board of directors of Kratos Defense & Security Solutions, Inc. from 1998 to September 2019. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano received a B.S. and an M.S. in electrical engineering from Stanford University.

We believe Mr. Carano’s technical engineering background and experience advising growth-oriented technology companies as a venture capital investor, coupled with his experience as a director of numerous public and private companies, qualifies him to serve on our board.
2001
Raymond Link has served as a member of our board of directors since December 2010, as a member of our compensation committee since December 2011 and as a member of our audit committee since December 2010. From July 2005 to April 2015, Mr. Link served as chief financial officer of FEI Company, a leading supplier of scientific and analytical instruments for nanoscale imaging. Prior to FEI, from July 2001 to June 2005, Mr. Link was the chief financial officer of TriQuint Semiconductor, Inc., a manufacturer of electronic signal processing components for wireless communications which he joined in 2001 as a result of TriQuint's merger with Sawtek, Inc., where he was the chief financial officer. Mr. Link served on the board of directors of Electro Scientific Industries, Inc., a supplier of laser-based solutions for the microelectronics industry, from August 2015 until the completion of its acquisition by MKS Instruments in February 2019, Cascade Microtech from January 2005 until its acquisition by FormFactor in June 2016, and currently serves on the board of directors of FormFactor, Inc., a leading provider of test and measurement solutions for the semiconductor industry. Mr. Link received a B.S. in business administration from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania, is a licensed Certified Public Accountant and a fellow with the National Association of Corporate Directors.

We believe Mr. Link’s financial and accounting expertise, including his service as a chief financial officer and extensive experience as a public company director, qualifies him to serve on our board.
2010

Geoffrey Moore has served as a member of our board of directors since September 2012, as a member of our audit committee since April 2019, and as a member of our compensation committee since December 2012. Since 1992, Dr. Moore has served as managing director of Geoffrey Moore Consulting. He is an author, strategic advisor, market development consultant, and organizational design specialist. He also serves as chairman emeritus of TCG Advisors LLC, where he was a managing director from May 2003 until June 2011, as well as Chasm Institute and Chasm Group, management consulting firms he co-founded, since 2011. Dr. Moore has been a venture partner at Mohr Davidow Ventures since February 1998 and serves as an advisor to many of its portfolio companies. From October 2006 until May 2015, Dr. Moore served on the board of directors of Akamai Technologies, Inc., a leading content delivery network and cloud services provider. Dr. Moore received a B.A. in literature from Stanford University and a Ph.D. in literature from the University of Washington.

We believe Dr. Moore’s experience as a strategic advisor, market development consultant, and organizational design consultant, as well as his public company board experience, qualifies him to serve on our board.
2012

Camille Nichols has served as a a member of our board of directors since November 2020 and as a member of our information and technology security committee since January 2021. She retired as a Major General in the U.S. Army following an extensive career that included key roles in Department of Defense acquisition and operations. During her career with the Army, Major General Nichols managed significant organizations, operating budgets, and programs. Immediately prior to her retirement from the Army, she served as director of the Sexual Assault Prevention and Response Office within the Office of the Secretary of Defense and as the Deputy Commanding General of the Army’s Installation Management Command. Since July 2020, she has served as the Executive Vice President, Project Services at Amentum, a global technical and engineering services firm, where she is responsible for contracts and procurement, ethics, information systems, security, and real estate. Prior to joining Amentum, Major General Nichols was Vice President of Business Operations of Fluor Corporation’s government group from May 2017 to July 2020. She currently serves on the board of directors of Concurrent Technologies Corporation, a nonprofit, applied scientific research and development professional services organization. She holds a B.S. degree from the United States Military Academy at West Point, an M.S.S.M. degree in systems management from the University of Southern California, and a Ph.D. in engineering management from The George Washington University.

We believe Major General Nichols' extensive background and experience in the U.S. military and defense industry, combined with her technical education and background in operations, procurement and security, qualifies her to serve on our board.
2020

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of a listed company's board of directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees must be independent. Under the rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors considered relationships and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors or executive officers.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined the following:

Directors	Status
Scott Keeney	Not Independent
Bandel Carano	Independent
Douglas Carlisle	Independent
Bill Gossman	Not Independent
Raymond Link	Independent
Gary Locke	Independent
Geoffrey Moore	Independent
Camille Nichols	Independent

Board Leadership Structure

Scott Keeney, our president and chief executive officer, is also the chairman of our board of directors. Our board of directors has determined that having our principal executive officer also serve as the chairman of our board of directors, along with having a lead independent director, provides us with optimally effective leadership and is in the best interests of our company and stockholders. Mr. Keeney founded and has led our company since its inception. Our board of directors believes that Mr. Keeney's strategic vision for our business, his in-depth knowledge of our products, the laser industry and his experience serving as our president and chief executive officer since our inception make him well qualified to serve as chairman of our board.

The role given to the lead independent director helps ensure a strong independent and active board of directors. Our board of directors has appointed Raymond Link to serve as our lead independent director. As lead independent director, Mr. Link presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Executive Sessions of Non-Employee Directors

In order to encourage and enhance communication among non-employee directors, and as required under the applicable rules of the Nasdaq Stock Market, our corporate governance guidelines provide that the non-employee directors of our board of directors will meet in executive sessions without management directors or company management present on a periodic basis, but no less than twice a year.

Board and Committee Meetings

During 2020, our board of directors held eight meetings (including regularly scheduled and special meetings), and no director attended less than 75% of the aggregate of (1) the total number of meetings of our board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of our board of directors during the periods that he or she served on those committees.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage our directors to attend. Three of our directors who served at the time of the prior year's annual meeting of stockholders attended such meeting.

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, and an information and technology security committee, each of which has the composition and the responsibilities described below. The information and technology security committee was formed January 21, 2021. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Directors	Audit	Compensation	Nominating and Corporate Governance	Information and Technology Security
Scott Keeney
Bandel Carano				✓
Douglas Carlisle	✓		✓
Bill Gossman				Chair
Raymond Link	Chair	✓
Gary Locke			Chair
Geoffrey Moore	✓	Chair
Camille Nichols				✓
Audit Committee

The members of our audit committee are Raymond Link, Douglas Carlisle and Geoffrey Moore. Our board of directors determined that each of Messrs. Link, Carlisle and Moore satisfy the independence standards for audit committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market. Each member of our audit committee meets the financial sophistication requirements of the Nasdaq Stock Market. Our audit committee chairman, Raymond Link, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of the Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee:

•approves the hiring, discharging and compensation of our independent registered public accounting firm;

•pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm;

•supervises and evaluates the work of our independent registered public accounting firm;

•evaluates the independence of our independent registered public accounting firm;

•reviews and discusses our annual and quarterly financial statements and related disclosures with management and with our independent registered public accounting firm;

•prepares an audit committee report to be included in our annual proxy statement;

•reviews and discusses with management, our internal auditor and our independent registered public accounting firm the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•establishes policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•reviews and discusses major financial risks and steps to monitor and control those risks with management and our independent registered public accounting firm;

•reviews our related party transaction policies and oversees all transactions, as required by law; and

•reviews and monitors compliance with our code of business conduct and ethics with regard to potential and actual conflicts of interest.

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the charter of our audit committee is available on our website at http://investors.nlight.net/IR. During our fiscal year ended December 31, 2020, our audit committee held five meetings.

Compensation Committee

The members of our compensation committee are Geoffrey Moore and Raymond Link. Geoffrey Moore is the chairman of our compensation committee. Our board of directors determined that each member of our compensation committee satisfies the independence standards for compensation committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee:

•sets compensation for our executive officers;

•oversees compensation plans and programs for our officers and employees; and

•reviews and discusses with management our compliance and governance procedures, including our reporting obligations to the SEC and our stockholders.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the charter of our compensation committee is available on our website at http://investors.nlight.net/IR. During our fiscal year ended December 31, 2020, our compensation committee held three meetings.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Gary Locke and Douglas Carlisle. Gary Locke is the chairman of our nominating and corporate governance committee. Our board of directors determined that each member of our nominating and corporate governance committee satisfies the independence standards for nominating and corporate governance committee members established by applicable SEC rules and the rules of the Nasdaq Stock Market. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee:

•oversees our board composition, evaluation and nominating activities;

•annually reviews the structure and composition of each of our board committees and makes recommendations to the board, as necessary; and

•oversees our corporate governance policies.

The nominating and corporate governance committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential director nominees, and to help identify director prospects, perform candidate outreach, assist in reference checks and provide other related services. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the Nasdaq Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.nlight.net/IR. During our fiscal year ended December 31, 2020, our nominating and corporate governance committee held three meetings.

Information and Technology Security Committee

Effective January 21, 2021, our board of directors formed an information and technology security committee comprised of Bill Gossman, as chairman, Bandel Carano, and Camille Nichols. The information and technology security committee:

•assesses our information and technology related risks, including physical and cyber security, insider threats and information security risk exposures;

•reviews emerging threats to information and technology security as they relate to our business;

•reviews policies, practices, processes, procedures, risk management and internal controls applicable to our information and technology, including in the areas of physical and cyber security, information governance, insider threats, intellectual property protection, global trade compliance and business activities which involve matters that have been classified for purposes of national security by an agency or instrumentality of the government customer;

•assesses the effectiveness of our policies, practices, processes, procedures and internal controls in the aforementioned areas, and reviews practices and trends of the market, to identify, monitor and mitigate information and technology related risks; and

•recommends policies, practices, processes, procedures, risk management and internal controls to mitigate our information and technology related risks.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Geoffrey Moore and Raymond Link. None of the members of our compensation committee is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Party Transactions” for additional information.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Our board of directors believes that our board should be a diverse body and is committed specifically to achieving gender diversity. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors amended our corporate governance guidelines, effective January 31, 2020, to update and clarify the responsibilities of the nominating and corporate governance committee related to director candidate identification and selection. Those guidelines explicitly provide that the nominating and corporate governance committee may consider diversity, with respect to professional background, education, race, ethnicity, gender, age and geography, as one factor in assessing director candidate qualifications. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations. See “—Stakeholder Engagement and Governance Practices—Enhancing Director Diversity” below for additional information.

Our nominating and corporate governance committee evaluates additional director candidates from time to time using the criteria discussed above to identify qualified candidates. When qualified candidates are identified, we may appoint such candidates to vacancies on our board of directors separate from the election of directors by our stockholders at our annual meetings. Any vacancies on the board of directors occurring between our annual meetings of stockholders may be filled by persons selected by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so elected will serve for the remaining term of the class of directors in which the vacancy occurred.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experiences, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to nLIGHT, Inc., Attention: Corporate Secretary, 5408 NE 88th Street, Building E, Vancouver, Washington 98665. We must receive the notice no earlier than February 14, 2022, and no later than March 16, 2022. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

The board of directors believes that management speaks for our company. Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that directors would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with the non-management directors, messages can be sent by mail to the attention of our corporate secretary at 5408 NE 88th Street, Building E, Vancouver, Washington 98665. We will forward such communications, as appropriate, to the appropriate member(s) of the board of directors or, if none is specified, to the chairperson or lead independent director, as applicable.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website, http://investors.nlight.net/IR/corporate-governance. The information on, or that can be accessed through, our website is not part of this filing. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Stakeholder Engagement and Governance Practices

We maintain active, year-round engagement with our stockholders and other key stakeholders, including our customers, suppliers, and members of the communities in which we operate. In our engagement meetings with stockholders we have discussed a variety of topics, including but not limited to our financial and operating performance, our business and growth strategy, governance matters and executive compensation. We value the insights and feedback we gather from these engagements.

During 2020, we also launched a more targeted engagement program to better understand stockholder views on our compensation program and environmental, social, and governance ("ESG") practices and, in 2021, published our first ESG report. We proactively arrange calls and meetings between stockholders and management, including our chairman of the board, president and chief executive officer, to discuss these and other issues of interest to investors. We believe our engagement program provides stockholders with an effective channel for two-way dialogue with both our board of directors and management.

We are committed to listening to our stockholders on these important topics. We plan to continue our stockholder engagement program in 2021 under the oversight of the board of directors to further enhance and deepen our relationship with our stockholders with respect to our ESG practices, our executive compensation program, and other issues of interest to our stockholders.

Our board of directors approaches governance in a strategic and thoughtful manner, taking into consideration multiple perspectives, including those of our nominating and corporate governance committee, our individual directors, our stockholders, our employees, various experts and other stakeholders. Our good governance practices and programs include the following:

•Equity Ownership Guidelines. We maintain equity ownership guidelines applicable to our non-employee directors who receive compensation pursuant to our outside director compensation policy and our executive officers. The guidelines allow for a compliance period, which in each case is the fifth anniversary of the later of the effective date of the guidelines or the date the applicable director or executive officer becomes a director or executive officer. The guidelines require non-employee directors to hold equity interests in our company with an aggregate value equal to three times the annual cash retainer for board service by the end of their respective compliance periods. Our chief executive officer will be required to hold equity interests in our company with an aggregate value equal to three times annual salary by the end of his compliance period. Other executive officers will be required to hold equity interests in our company with an aggregate value equal to such executive officer’s annual salary by the end of their respective compliance periods. For purposes of satisfying the equity ownership guidelines, equity interests only include issued shares of our common stock: (1) directly owned by a director or executive officer or his or her immediate family members residing in the same household; (2) beneficially owned by director or executive officer, but held in trust, limited partnerships, or similar entities for the sole benefit of the director or executive officer or his or her immediate family members residing in the same household; and (3) held in retirement or deferred compensation accounts for the benefit of a director or executive officer or his or her immediate family members residing in the same household.

•Compensation Recoupment Policy. We maintain a compensation recoupment policy applicable to our executive officers. Pursuant to the compensation recoupment policy, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of an executive officer’s misconduct or grossly negligent conduct, with any financial reporting requirement under applicable securities laws, our board of directors (or a designated committee of members thereof) has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the company of the amount of any incentive compensation (whether cash- or equity-based) that such executive officer received during the three fiscal years preceding the year such restatement is determined to be required, to the extent that such incentive-based compensation exceeds what such officer would have received based on an applicable restatement performance measure or target. In addition, we may reduce, cancel, or otherwise recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued thereunder.

•Sunset of Classified Board Structure. Our board of directors is currently divided into three staggered classes of directors. At the time of our initial public offering, our board of directors assessed this classified board structure and determined that it was appropriate for our company. As we mature as a public company, our board of directors intends to remove the classified board structure from our amended and restated certificate of incorporation, subject to stockholder approval at a subsequent stockholders' meeting.

•Supermajority Voting Requirements. We are aware that proxy advisory firms and certain institutional investors disfavor certain anti-takeover provisions for mature public companies, including supermajority voting thresholds to amend governing documents. Our amended and restated certificate of incorporation and our amended and restated bylaws, which were adopted in connection with our initial public offering in April 2018, each require the vote of at least sixty-six and two-thirds percent (66-2/3%) of the total voting power of our outstanding voting securities to approve an amendment to such governing document. Our board of directors and nominating and corporate governance committee continue to review and assess our corporate governance practices in light of our business and growth prospects as a relatively new public company and believe the supermajority voting thresholds remain appropriate at this time. Our board of directors and nominating and corporate governance committee intend to review and reassess the supermajority voting thresholds and other anti-takeover provisions in our governing documents on an ongoing basis.

•Enhancing Director Diversity. On January 31, 2020, our board of directors amended our corporate governance guidelines to update and clarify the responsibilities of the nominating and corporate governance committee related to director candidate identification and selection. The amended corporate governance guidelines now explicitly provide that the nominating and corporate governance committee may consider diversity, with respect to professional background, education, race, ethnicity, gender, age and geography, as one factor in assessing director candidate qualifications. A summary of select characteristics of our current board of directors are set forth below:
Risk Management

Our board of directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including ESG-related risks. The audit committee is responsible for the initial review and oversight of risk assessment and risk management for the company, as well as overseeing the management of risks relating to accounting matters, financial reporting and potential conflicts of interest. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The information and technology security committee is responsible for overseeing the management of risks relating to the security of our information, intellectual property, personnel, and facilities. The nominating and corporate governance committee is responsible for overseeing the management of risks relating to our corporate governance practices, the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Outside Director Compensation Policy

Our board of directors approved compensation to our non-employee directors under our Outside Director Compensation Policy, which was adopted by our board of directors in connection with our initial public offering, in consultation with an independent compensation consultant. The compensation committee periodically reviews the type and form of compensation paid to our non-employee directors. As part of this review, the compensation committee analyzes non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation.

In April 2021, the compensation committee recommended, and our board of directors approved, market-competitive amendments to the Outside Director Compensation Policy to become effective following the Annual Meeting (the "2021 Policy Amendment"), based on an analysis of the compensation of non-employee directors relative to the compensation of the non-employee directors of our peer group. In this analysis, our board of directors used the same peer group that we use to evaluate the compensation of our executive officers.

Under our Outside Director Compensation Policy as in effect for fiscal year 2020, non-employee directors received compensation in the form of equity and cash, as described below:

2020 Annual Fees	Amount(1)
Annual Fees for Board
Outside director	$15,000
Annual Fees for Lead Independent Director
Lead independent director	$5,000
Annual Fees for Audit Committee
Chair of the audit committee	$5,000
Member of the audit committee	$2,000
Annual Fees for Compensation Committee
Chair of the compensation committee	$5,000
Member of the compensation committee	$1,500
Annual Fees for Nominating and Corporate Governance Committee
Chair of the nominating and corporate governance committee	$2,000
Member of the nominating and corporate governance committee	$1,000

(1)    As a result of the 2021 Policy Amendment, and effective January 1, 2022, (i) annual fees for each outside director will increase to $30,000; (ii) the chair of the information and technology security committee will receive $2,000 in annual fees; and (iii) each member of the information and technology security committee other than the chair will receive $1,000 in annual fees.

In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides for the following equity incentive compensation program for non-employee directors.

Election to Receive RSUs in lieu of Cash Retainers. Subject to the limits under our 2018 Equity Incentive Plan (the "2018 Plan"), each non-employee director may elect to convert his or her annual cash compensation under the Outside Director Compensation Policy into an award of restricted stock units ("RSUs") under our 2018 Plan. If the non-employee director makes this election in a timely manner in accordance with the Outside Director Compensation Policy, each such award of RSUs automatically will be granted on the first trading day after January 1 of the calendar year for which the election applies and have a value (as defined in our Outside Director Compensation Policy) equal to the aggregate amount of such annual cash compensation, rounded down to the nearest whole share. In 2021, we also approved the grant of $8,356 in additional RSUs to each of our non-employee directors, effective as of the date of our Annual Meeting and, for board members serving on the information and technology security committee, the annual fees for the information and technology security committee. Each such award of RSUs will vest as to 100% of the award on the last date of the calendar year in which the date of grant of the award occurs, subject to the non-employee director's continued service with us through the applicable vesting date.

Initial Award. Subject to the limits in the 2018 Plan, each person who first becomes a non-employee director is expected to receive an initial award of RSUs, which we refer to as the initial award, covering a number of shares of our common stock having a value (determined in accordance with the Outside Director Compensation Policy) equal to $120,000 (or a lesser amount determined by our board of directors in its sole discretion before the grant date), which grant is expected to be effective on the first trading date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by the board of directors to fill a vacancy; provided, however, that the number of shares covered by an initial award will be rounded down to the nearest whole share. Each initial award is expected to vest one-third on each of the first three anniversaries of the date the initial award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Annual Award. Subject to the limits in the 2018 Plan, prior to 2021, each non-employee director automatically received, on the date of each annual meeting of our stockholders, an annual award of RSUs, each of which we refer to as an annual award, covering a number of shares of our common stock having a value (determined in accordance with the Outside Director Compensation Policy) of $40,000 (increasing to $80,000 effective as of the date of our Annual Meeting as a result of the 2021 Policy Amendment), rounded down to the nearest whole share under our Outside Director Compensation Policy; provided that, for any annual award scheduled to be granted on the date of an annual meeting, any non-employee director who is not continuing as a director following the applicable annual meeting will not receive an annual award with respect to such annual meeting. Each annual award will vest on the earlier of (i) the one-year anniversary of the date the annual award is granted or (ii) the day prior to the date of the next annual meeting following the date the annual award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Under our Outside Director Compensation Policy, no non-employee directors may be paid, issued or granted, in any fiscal year, cash compensation with an aggregate value greater than $150,000 and equity compensation with an aggregate value greater than $300,000 (with the value of each award determined in accordance with the Outside Director Compensation Policy). Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count against this limitation.

We have a practice of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. We encourage directors to participate in continuing education pertinent to their service on our board, and we reimburse directors for such expenses up to an annual limit of $2,000.

In addition, our non-employee directors are subject to equity ownership guidelines described above under "— Stakeholder Engagement and Governance Practices." As of December 31, 2020, all of our non-employee directors and executive officers had met or were on track to comply with these equity ownership guidelines within the applicable time period.

Director Compensation for Fiscal Year 2020

The following table sets forth information concerning the compensation paid or accrued for services rendered to us by non-employee members of the board of directors for the year ended December 31, 2020. Mr. Keeney, our president, chief executive officer and director, did not receive any additional compensation for his service as a director. Compensation paid or accrued for services rendered to us by Mr. Keeney in his role as chief executive officer is set forth in the section titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards($) (2)	Total ($)
Bandel Carano	15,000	(3)	40,000	55,000
Douglas Carlisle	18,000	(3)	40,000	58,000
Bill Gossman	15,000	(3)	40,000	55,000
Raymond Link	26,500		40,000	66,500
Gary Locke	17,000	(3)	40,000	57,000
Geoffrey Moore	22,000	(3)	40,000	62,000
Camille Nichols	2,323		120,000	122,323

(1)    Amounts reported represent the aggregate annual board, lead independent director, committee chairman and committee membership retainers earned by each non-employee director in 2020.
(2)    The amounts reported represent the aggregate grant-date fair value of awards of RSUs granted to the director in 2020, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 26, 2021.
(3)    Represents RSUs received in lieu of cash. These RSUs became fully vested on December 31, 2020.

The table below shows the aggregate number of shares subject to stock options and RSUs outstanding for each of our non-employee directors as of December 31, 2020:

Name	Shares Subject to Options	Restricted Stock Units
Bandel Carano	—	1,667
Douglas Carlisle	—	1,667
Bill Gossman	72,313	1,667
Raymond Link	17,250	1,667
Gary Locke	69,725	1,667
Geoffrey Moore	77,590	1,667
Camille Nichols	—	4,756

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for three-year terms to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, each of Douglas Carlisle, Bill Gossman, and Gary Locke as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Carlisle, Gossman, and Locke will serve as a Class III director until our 2024 annual meeting of stockholders and until his successor is duly elected and qualified. Each nominee is currently a director of our company. For information concerning each nominee, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Carlisle, Gossman, and Locke. We expect that each director nominee will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2021. During our fiscal year ended December 31, 2020, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will attend the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by KPMG for the fiscal years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Audit fees(1)	$1,412	$822
Tax fees(2)	—	73
All other fees(3)	2	2
Total fees	$1,414	$897

(1)    Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings. In 2020, these fees included audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.
(2)    Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.
(3)    All other fees include any fees billed that are not audit or audit-related. In 2020 and 2019, these fees related to accounting research software.

Auditor Independence

Pursuant to its charter and the policy described further below, our audit committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. Our audit committee has determined that the rendering of non-audit services for tax compliance is compatible with maintaining the independence of KPMG.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the audit committee provides for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The chairperson of the audit committee, or a member of the audit committee delegated by the chairperson of the audit committee, may pre-approve all audit and permissible non-audit and tax services that may be provided by our independent registered public accounting firm, as long as this pre-approval is reported to the full audit committee at its scheduled meetings.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of KPMG, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the audit committee’s written charter. KPMG reports directly to the audit committee. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. KPMG is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•reviewed and discussed the audited financial statements with management;

•discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC; and

•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG the independence of KPMG.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Raymond Link (Chair)
Douglas Carlisle
Geoffrey Moore

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL NO. 3 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

Advisory Non-Binding Vote on Compensation of Named Executive Officers

We believe that our compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our results. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent we achieve challenging financial performance goals, and align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking.

For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in “Executive Compensation—Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.

The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, our compensation committee, or our board of directors. Although the vote is non-binding, our compensation committee and our board of directors value the opinions of our stockholders and will consider the outcome of the vote in making future compensation decisions.

Vote Required

Approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 ADVISORY VOTE ON FREQUENCY OF ADVISORY NON-BINDING VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the frequency at which we should conduct stockholder advisory non-binding votes on the compensation of our named executive officers (that is, a vote similar to the advisory non-binding vote in Proposal No. 3 above). Stockholders may vote to conduct the advisory non-binding vote on named executive officer compensation every year, every two years or every three years, or may abstain from voting.

Advisory Vote on Frequency of Advisory Non-Binding Vote on Compensation of Named Executive Officers

Our board of directors recommends that the advisory non-binding vote on named executive officer compensation should be conducted every year so that our stockholders may provide us with more frequent feedback on our compensation philosophy, policies and practices, as disclosed in our proxy statement, each year. This determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by our compensation committee and that the measures that are used in determining performance-based award achievements are annual measures, although we look to both short-term and long-term business outcomes. The compensation committee, which administers our executive compensation program, values the opinions expressed by our stockholders in these advisory votes and will consider the outcome of these votes in making its decisions on named executive officer compensation, along with other relevant factors.

Because this vote is advisory in nature and will not be binding on us, our compensation committee, or our board of directors, our compensation committee and our board of directors may decide that it is in the best interests of our stockholders and the company to hold an advisory non-binding vote on executive compensation more or less frequently than the option approved by our stockholders. Although the vote is non-binding, our compensation committee and our board of directors value the opinions of our stockholders and will consider the outcome of the vote in making a determination on the frequency at which advisory votes on named executive officer compensation will be conducted.

Vote Required

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY “ONE YEAR” FOR THE ADVISORY NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 30, 2021. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Keeney	56	President, Chief Executive Officer and Chairman of the Board
Ran Bareket	54	Chief Financial Officer
Robert Martinsen	59	Chief Technology Officer

Scott Keeney. See “Board of Directors and Corporate Governance—Continuing Directors” for Mr. Keeney’s biographical information.

Ran Bareket has served as our chief financial officer since January 2018. Previously, from July 2015 to January 2018, Mr. Bareket served as corporate vice president and chief financial officer for Orbotech Ltd., a publicly-traded company. Prior to that, he served as vice president, finance and operations for the printed circuit boards division of Orbotech from July 2014 to June 2015. Before joining Orbotech, Mr. Bareket served as vice president and chief financial officer of IVC Industries, Inc., a manufacturer of nutritional supplements and non-pharmaceutical drug products from January 2012 to June 2014. From January 2000 to December 2011, he held various finance positions at Kulicke & Soffa Industries, Inc., a global designer and manufacturer of semiconductor, LED and electronic assembly equipment, including corporate vice president and principal accounting officer. Mr. Bareket is a Certified Public Accountant. Mr. Bareket received a B.A. in accounting and management from the Tel Aviv Management College and an M.B.A from Pennsylvania State University.

Robert Martinsen has served as our chief technology officer since September 2013. Previously, from October 2004 to September 2013, Mr. Martinsen served as our vice president, product engineering. Prior to joining us, from February 2002 to September 2004, Mr. Martinsen served as director, product development for the semiconductor business unit of Coherent, Inc., a publicly-traded laser company. Prior to that, he served as director, product design at Novalux LED Ltd., a laser systems company, from July 2000 to February 2002. Mr. Martinsen received a B.E. in marine engineering from the State University of New York Maritime College, an M.E. in mechanical engineering and in aerospace engineering from the University of Virginia and a S.M. in ocean engineering and a minor in electrical engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our named executive officers listed below. These were our only executive officers during 2020:

•Scott Keeney, our chief executive officer,
•Ran Bareket, our chief financial officer, and
•Robert Martinsen, our chief technology officer.

2020 Business Highlights

During 2020, we delivered strong financial and operational performance and continued to execute on our strategy in spite of the unprecedented challenges created by the COVID-19 global pandemic:

•generated revenue of $222.8 million, an increase of 26% over 2019;

•reported our fourth consecutive year of growth in our Aerospace & Defense business;

•celebrated the one-year anniversary of our acquisition of Nutronics;

•increased our fourth quarter Products gross margin to 35.9%, which was approximately 1,200 basis points higher than our Products gross margin in the fourth quarter of 2019;

•increased our adjusted EBITDA(1) to $18.2 million, an increase of 84% over 2019;

•released the world’s first programmable single-mode laser (AFX-1000) for the metal additive manufacturing market;

•purchased a new facility in Camas, Washington, which will serve as our new headquarters and add capacity required to support our growth; and

•generated $13.0 million of operating cash and ended the year with $102 million of cash.
______________________

(1) Adjusted EBITDA is a non-GAAP measure. Please refer to Appendix A for a reconciliation of net loss to adjusted EBITDA.

Following our 2020 Annual Meeting and continuing into 2021, we engaged in discussions with various stockholders to solicit feedback on matters of corporate governance and executive compensation, among other topics. See “—Stakeholder Engagement and Governance Practices” above.

2020 Executive Compensation Highlights

Our 2020 executive compensation program reflected our ongoing transition from a late-stage private company to a publicly traded company as we continued to emphasize long-term equity compensation as the most significant component of each named executive officer’s compensation. In addition, we took actions to reduce or delay cash compensation due to 2020 market uncertainty and concerns related to the global pandemic.

The following key compensation actions were taken with respect to our named executive officers for 2020:

•Temporary reduction in fixed base salary – To preserve cash due to uncertainties related to the global pandemic, we reduced the base salary of each of our named executive officers for a period of six months beginning in April 2020. The compensation committee approved an equivalent value of RSU grants for these named executive officers, which vested in equal quarterly installments over the remaining three quarters of 2020, subject to continued service with us through each vesting date.

•Limited changes to target cash compensation opportunities – Other than with respect to a competitive market adjustment to Mr. Martinsen’s target bonus percentage, we did not make any changes to the base salaries and target annual bonus opportunities of our named executive officers.

•Semi-annual cash bonus plan – We designed our 2020 semi-annual cash bonus plan to focus on key performance measures, setting rigorous stretch financial, operational and strategic objectives that were achievable only through focused leadership efforts by our executive team. Bonus achievement was approved at 92% for 1H 2020 and 100% for 2H 2020, against aggregate stretch targets of 150%. There were no adjustments to the measurements in relation to the global pandemic.

•Delay in payment of 1H 2020 cash bonus – To preserve cash and further align with our pay-for-performance philosophy in a year of uncertainty, we held payment of the 1H 2020 cash bonus from our usual timing of August 2020 until November 2020, following determination that we were on track to meet certain profitability thresholds for the full year. The 1H 2020 bonus was 92% achieved pursuant to the targets set at the beginning of 2020 and paid in November 2020.

•Long-term equity awards – We granted equity awards to our named executive officers with a mix of two-thirds time-vested restricted stock awards (“RSAs") and one-third performance-based RSAs.

Executive Compensation Philosophy

Our executive compensation program is designed to achieve the following three primary objectives:

•Attract, retain and motivate highly skilled individuals based upon their contribution to the success of our company, and that of our stockholders;

•Drive outstanding achievement of business objectives and reinforce our strong pay-for-performance culture; and

•Align our named executive officers’ interests with the long-term interests of our stockholders with a focus on performance that drives value creation for our stockholders.

The compensation committee of our board of directors oversees our executive compensation program and seeks to provide compensation opportunities for our executive officers in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and stockholder interests. The core principle of our executive compensation philosophy is to pay-for-performance.

Our compensation philosophy in 2020 continued to have a focus on pay-for-performance. We closely aligned the compensation paid to our named executive officers with achievement of both near-term and long-term financial, operational and strategic objectives. In 2020, our chief executive officer received the lowest base pay among our peers with approximately 6% of his total target compensation from base pay. We structured our compensation mix such that approximately 94% of the target total direct compensation awarded to our chief executive officer was in the form of variable cash incentives and equity awards. The allocation of shares in our equity awards was approximately two-thirds time-based and one-third performance-based to reward long-term performance consistent with retention incentives. The graphic below reflects the general allocation of the core elements of chief executive officer compensation for 2020, with performance-based equity valued based on target shares at the fair market value on the date of the award.

CEO Target Compensation Mix

Percent of Total Compensation

Fixed
6%
Base
6%
Cash
Bonus
8%
Performance-based equity
28%
Time-vested equity
58%
Variable
94%

Corporate Governance Practices

What We Do

Independent Compensation Committee and Compensation Consultant. The compensation committee is comprised solely of independent directors. Additionally, the compensation committee’s independent compensation consultant, Radford, is retained directly by the compensation committee.

Risk Analysis. Compensation programs are structured to avoid inappropriate risk taking by our executives and all employees by having the appropriate pay philosophy to support reasonable business objectives.

Incentive Award Opportunities Capped. We limit our performance-based cash incentive awards to 150% of the target, and we limit our performance-based equity incentive awards to 180-200% of the target.

Pay-for-Performance. The majority of executive officer compensation is directly linked to achievement of financial, operational and/or strategic objectives with both cash incentives and performance-based equity being earned based upon achievement of pre-established goals.

Double-Trigger Change in Control Provisions. All equity awards granted to senior executives since our initial public offering in 2018 are subject to "double-trigger" provisions under our change in control agreements, and the level of severance thereunder is reasonable and comparable to market-competitive levels.

Annual Executive Compensation Review. The compensation committee conducts an annual review of our executive compensation program, including a review and determination of our compensation peer group used for comparative purposes and other factors.

Strict Equity Ownership Guidelines. We have adopted strict equity ownership guidelines for our executive officers and directors.

Robust Clawback Policy. The compensation committee has adopted a compensation recoupment policy that allows us to recover certain incentive-based compensation payable to an executive officer if we are required to prepare an accounting restatement due to our material noncompliance, as a result of an executive officer’s misconduct or grossly negligent conduct, with any financial reporting requirement under applicable securities laws.

What We Don't Do

No Special Perquisites. We did not provide, nor do we have any plans to provide, any special benefits or perquisites to our named executive officers in 2020.

No Hedging or Pledging. Our insider trading policy strictly prohibits our directors and executive officers from purchasing options on our securities, pledging our stock in a margin account or otherwise entering into transactions designed to hedge or offset any decrease in the market value of our stock.

No Guarantees of Employment. We do not have any employment contracts with any of our executive officers that guarantee a term of employment, contain extraordinary severance provisions or guarantee salary increases or bonus amounts.

No Special Retirement or Health and Welfare Benefit Plans. We do not offer, nor do we have plans to offer, supplemental pension arrangements, defined benefit retirement plans, nonqualified deferred compensation plans, or any special health and welfare benefits programs to our executive officers that are different from or in addition to what is offered to our other employees.

No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay, nor do we have any plans to pay, dividends or dividend equivalents on unvested or unearned equity compensation awards.

Compensation-Setting Process

The compensation committee is responsible for determining our executive compensation philosophy, objectives, policies and programs and retains authority to determine all matters of compensation and benefits for our named executive officers. With respect to our named executive officers, the compensation committee reviews and approves their annual base salaries, cash bonus opportunities and cash bonus payments, long-term equity compensation and other compensation, if any.

Our CEO provides input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures and other compensation-related matters for our named executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our named executive officers.

The independent compensation consultant hired by the compensation committee, Radford, is retained directly by the compensation committee. Radford works directly with the compensation committee, and not on behalf of our management, to provide advice and recommendations on competitive market practices and input on specific compensation decisions.

Peer Group

The compensation committee examines the compensation practices of a defined peer group of companies, supplemented by survey data using similar peer group parameters, to assess the competitiveness of the elements of our executive officer compensation programs. The compensation committee completed its annual review of our peer group, after considering the practices of outside investors and several governance advisory groups. Based on the compensation committee’s review, no changes were made to our peer group for 2020, which consisted of 11 companies for the purposes of evaluating the competitiveness of our executive officer compensation in 2020.

2020 Peer Group

Axcelis Technologies	Hurco	Onto Innovation
Cohu	Ichor	Photronics
FARO Technologies	Impinj	Veeco Instruments
FormFactor	MACOM Technology Solutions

In selecting the specific companies, the compensation committee considered objective criteria, such as industry, market capitalization, revenues and headcount, as well as if the company considered us a peer.

The compensation committee used the competitive market data to inform its judgment about 2020 executive compensation decisions but did not benchmark or target compensation of any executive officer to a specific percentile.

Elements of Executive Compensation

Our executive compensation program emphasizes the following three primary components:

•base salary;

•performance-based cash incentives that will only be paid based on achievement of key semi-annual financial, operational and strategic objectives approved by the compensation committee; and

•long-term equity incentives that are issued in the form of both performance-based RSAs, for encouraging performance based on goals aligned with delivering value for our stockholders, and time-vested RSAs, for retention and reinforcing our ownership culture and alignment with stockholders.

In addition, our executive officers participate in a variety of benefit plans that are generally available to all U.S. employees.

The compensation committee takes a holistic view on setting pay to ensure the overall program is meeting the company’s objectives while providing the compensation committee with the flexibility to structure individual compensation packages that are market-competitive.

We focus on total target direct compensation, and factor in all aspects of pay, including base salary, performance-based cash incentives and time- and performance-based long-term equity incentives, to maintain an executive compensation program that is competitive. The compensation committee does not have a specific formula that is used between the elements of pay but applies its business judgment in providing compensation opportunities for our executives that promote the interests of our stockholders over both the near-term and long-term. To inform its judgment, the compensation committee examines peer group compensation practices, and with an understanding of those practices, seeks to create an appropriately leveraged, variable compensation program for our named executive officers that reinforces our pay-for-performance culture.

Base Salaries

Base salaries are designed to provide a level of fixed compensation, which allows us to attract and retain the highly skilled executives required to drive business results and stockholder value.

The compensation committee typically reviews base salaries for our executive officers annually during the second quarter. Adjustments are determined by the compensation committee based on a number of factors, including the level of responsibility, expertise, and experience of the individual, internal equity, individual and company performance, competitive conditions in the industry, and base salaries for individuals in comparable positions at comparable companies, while taking into account the company’s cash flow considerations. The compensation committee also considers recommendations made by our chief executive officer regarding salary rate adjustments for his direct reports.

During 2020, the only change the compensation committee made to the base salaries of our named executive officers was a temporary reduction for the period April 19, 2020 through October 17, 2020 (the “Salary Reduction Period”). This reduction was designed to preserve cash due to uncertainties related to the global pandemic. The temporary salary reduction did not affect the calculation of performance-based cash incentives, which were calculated based on each executive officer's pre-reduction salary. The compensation committee approved an equivalent value of RSU grants for these named executive officers (the “Salary Reduction RSUs”), which vested in equal quarterly installments over the remaining three quarters of 2020, subject to each named executive officer's continued service with us through each vesting date. See the “2020 Salary Reduction RSUs” section below for more information regarding the Salary Reduction RSUs.

The table below summarizes for each of our named executive officers the annual base salary and salary reductions for 2020:

Named Executive Officer	Annual Base Salary ($)	Temporary Salary Reduction Percentage	Aggregate Base Salary Reduction Amount During Salary Reduction Period ($)
Scott Keeney	400,000	50%	100,000
Ran Bareket	260,000	40%	52,000
Robert Martinsen	237,930	20%	23,793

Performance-Based Cash Incentive Plan

We provide a performance-based cash incentive opportunity through our semi-annual corporate bonus plan, which awards cash bonuses to our named executive officers and other employees based upon the achievement of corporate financial, operational and strategic objectives that are reviewed by our board of directors and approved by the compensation committee. We determine these corporate objectives based upon our operating plans, drivers of our performance and long-term growth, and our financial and strategic objectives, setting targets that we believe are challenging but achievable through diligent efforts and leadership. We believe the semi-annual incentive structure, as opposed to an annual structure, allows us to more accurately set challenging goals and flexibility to adapt to changing sector dynamics.

Target Performance-Based Cash Incentive Opportunities

Each named executive officer was assigned a target semi-annual cash bonus opportunity, the amount of which was calculated as a percentage of his 2020 semi-annual base salary. In the second quarter of 2020, the compensation committee reviewed the target cash bonus opportunities of our executive officers, taking into consideration the same factors that it reviewed in its assessment of base salaries as described above. Following this review, the compensation committee increased Rob Martinsen's target cash bonus percentage to align more closely with the competitive market, with such increase effective as of the beginning of the second half of 2020, but did not make any changes to the target cash bonus percentages of our other named executive officers.

The following table shows the target bonus of each named executive officer:

Named Executive Officer	1H 2020 Target Bonus (as a % of Salary)	1H 2020 Target Bonus ($)	2H 2020 Target Bonus (as a % of Salary)	2H 2020 Target Bonus ($)(1)
Scott Keeney	100%	200,000	100%	215,385
Ran Bareket	65%	84,500	65%	91,000
Robert Martinsen	35%	41,638	40%	51,246
_________________
(1)    Due to the timing of pay dates in 2020, 2H 2020 includes 14 pay periods instead of the typical 13 pay periods.

2020 Bonus Structure and Objectives

For 2020, the actual amount of the semi-annual cash bonuses for our named executive officers depended upon meeting corporate performance objectives as set forth below. Our 2020 bonus plan was designed to keep management focused on specific semi-annual corporate goals, and included specific operational, product, and business development corporate objectives. These corporate objectives are company-wide goals and are aligned with our long-term corporate strategy. We set semi-annual goals that were meant to be challenging, but achievable through diligent efforts and leadership during the performance period. We believe that these semi-annual goals are highly strategic and encourage our management team to make business decisions that are aligned with the long-term interests of our stockholders. Each of our objectives is assigned a specific weight and may earn a partial achievement, with a maximum of 150% aggregate achievement. The corporate bonus plan for each half of 2020 was subject to a threshold level of adjusted EBITDA for any payout to be made.

For 2020, our key objectives were based on initiatives related to:

•directed energy product launches, program management and business development activities;

•introducing new products in China;

•qualifying new products in targeted industrial end-market applications;

•launching initial products for new markets;

•achieving targeted product performance of next generation semiconductor lasers;

•delivering evaluation quantities of new semiconductor lasers;

•implementing enhanced security measures to protect our intellectual property;

•achieving targeted environmental, health and safety goals;

•achieving specific automation targets;

•completing the integration of OPI Photonics, which we acquired in July 2020; and

•continuing to integrate Nutronics.

The following is an illustration of the calculation of individual cash incentive payments for our named executive officers.

% Achievement against Semi-Annual Company Objectives	x	Individual Target Bonus	=	Semi-Annual Bonus Plan Payout

Following each half of 2020, the compensation committee evaluated our performance during such portion of the year to determine the actual achievement in relation to our financial, operational and strategic objectives.

The following table shows the level of achievement against the applicable performance objectives for each half of 2020:

2020 Performance Objectives	1H 2020			2H 2020
	Target	Actual	Achievement	Target	Actual	Achievement
Revenue (GAAP)	$91.0	$95.4	10%	$120.0	$127.4	10%
Gross Margin (GAAP)	22.9%	23.7%	5%	27.0%	28.9%	5%
Key Objectives			77%			85%
Total			92%			100%

In accordance with our 2020 bonus plan, we paid semi-annual bonuses to our named executive officers equal to 92% of each named executive officer’s first-half 2020 target bonus and 100% of each named executive officer’s second-half 2020 target bonus. The total aggregate bonus payments for 2020 are set forth in the "Summary Compensation Table" below.

Long-Term Equity Incentives

Our 2018 Plan authorizes us to grant different types of equity awards, including stock options, time-based RSAs or RSUs and performance-based RSAs or RSUs. Equity awards to our named executive officers are determined by the compensation committee in accordance with the 2018 Plan and our administrative guidelines. Equity compensation is used to reward performance and contributions to our company, as well as to promote retention.

The compensation committee believes that equity compensation is a key component of our pay-for-performance compensation philosophy and is an effective way to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of stockholder value. Equity awards to our named executive officers are generally made on an annual basis, along with the annual equity awards made to other employees of our company. All annual grants are historically approved at a regularly scheduled meeting of the compensation committee under our guidelines for equity awards and vest during an open trading window under our insider trading policy. The compensation committee also considers and grants equity awards for special situations, such as promotions, from time to time.

2020 Annual Equity Awards

In 2020, the compensation committee issued annual equity awards in the form of a combination of time-vested and performance-based RSAs to our named executive officers, consistent with our historical practices. Time-vested RSAs, which make up two-thirds of the equity award value, were given because their value is directly impacted by all stock price changes and therefore tied directly to stockholder value. Performance-based RSAs were given to our named executive officers in 2020, constituting, at the targeted number of shares, a third of their annual equity awards. The vesting of performance-based RSAs is tied to achievement of multi-year financial and strategic objectives.

The size of the 2020 annual equity grants made to our named executive officers were determined in light of the compensation committee’s objective of providing total target direct compensation that is competitive with market practices. The time-based RSAs will vest annually in equal installments over a period of four years from the effective date, subject to the executive officer’s continued employment, and further subject to vesting acceleration as described in the “Potential Payments upon Termination or Change-In-Control” section below.

The performance-based RSAs awarded in 2020 will be earned based on achievement of performance conditions set forth below, during a two-year performance period ending June 30, 2022. The compensation committee awarded the performance-based RSAs in 2020 but did not establish performance conditions on the date of the award, in order to maintain flexibility due to the global pandemic and evolving changes in our business and the global economy. In April 2021, the compensation committee approved the performance conditions set forth below. The amount vested depends on how many of the awards are earned (between 0% and 180% of the target amount), as approved by the compensation committee. Any earned performance-based RSAs vest 50% after the measurement is determined, and 50% on the anniversary of the first vesting date, subject to such named executive officer’s continued service, and further subject to the vesting acceleration as described in the "Potential Payments upon Termination or Change In Control" section below. The two-year vesting pattern is used to promote retention.

The individual amounts for the 2020 annual equity awards to our named executive officers are set forth in the table below:

Named Executive Officer	2020 Annual Time-Based RSAs (#)	2020 Annual Performance-Based RSAs (#)(1)
Scott Keeney	120,000	60,000
Ran Bareket	53,333	26,667
Robert Martinsen	33,333	16,667
_________________
(1)    Performance-based RSAs reflect the "target" number of shares that can be earned based on performance. Actual shares earned may vary from 0% to 180% of the "target" number.

The performance-based RSAs will be measured as of June 30, 2022, based on the performance conditions set forth below, with the achievement against those targets to be determined by the compensation committee. In addition to specific revenue and gross margin targets, our performance-based RSAs include key objectives. We believe that clear and well-understood objectives enable our named executive officers to make strategic decisions that create long-term value for stockholders. Our key objectives are focused primarily on product development, business development, technology innovation and operational activities that will help us achieve our long-term objectives. Each of our objectives is assigned a specific weight and may earn a partial achievement, with a maximum of 180% aggregate achievement, including the revenue and gross margin targets.

Our key objectives are based on initiatives related to:

•directed energy product launches, program management and business development activities;

•securing key design wins and increasing market share with targeted customers in industrial end-markets;

•achieving targeted performance in specific semiconductor and fiber laser products;

•achieving customer satisfaction targets;

•increasing automation;

•strengthening our supply chain; and

•improving our human capital.

The performance-based RSAs will be measured based on the following performance conditions:

Performance Measures	Weight	Minimum	Maximum
Revenue (GAAP)(1)	40%	0%	80%
Laser Products Gross Margin(2)	20%	0%	20%
Key Objectives	40%	0%	80%
Total	100%	0%	180%
_________________
(1)    Revenue goal measured based on total GAAP revenue for the period July 1, 2021 through June 30, 2022.
(2)    Gross margin objective measured based on Laser Products gross margin, as calculated for segment reporting, for the period July 1, 2021 through June 30, 2022.

See the table entitled “Grants of Plan-Based Awards in Fiscal Year 2020” in this section of the proxy statement for additional information regarding these equity awards to our named executive officers in 2020.

2020 Salary Reduction RSUs

In 2020, in an effort to preserve cash due to uncertainties related to the global pandemic, we reduced the base salaries of our named executive officers for a period of six months beginning on April 19, 2020, and issued to the named executive officers Salary Reduction RSUs in the amounts set forth below. These Salary Reduction RSUs vested in equal quarterly installments over the remaining three quarters of 2020, subject to continued service with us through each vesting date. The number of Salary Reduction RSUs granted to each named executive officer was 9,742 (Mr. Keeney), 5,066 (Mr. Bareket), and 2,318 (Mr. Martinsen), which was calculated based on the named executive officer’s aggregate salary reduction amount divided by the average closing price of our common stock over the five trading days up to and including the grant date.

Achievement of 2018 Performance-Based Awards for Performance Period Ended in 2020

Our performance-based RSAs awarded in June 2018 were measured as of June 30, 2020 and earned based on achievement of revenue, acquisition and key objectives. Performance measures were initially determined when the performance-based RSAs were granted, with potential achievement of 0% to 200%. In September 2019, due to the trade war with China and related uncertainty regarding impact of rising tariffs on our market and financial results, the performance measures were modified by the compensation committee, as set forth below. As part of the modification, the upside opportunity for achievement was reduced from 200% to 120%.

Ultimate achievement for these awards was based on three categories of performance measures, including a specific revenue target as set forth below, closing the Nutronics acquisition and the achievement of key objectives. We believe performance measures including revenue, successful close of a strategic acquisition and key objectives provided balanced incentives which create long-term value for our stockholders. Our key objectives were focused primarily on product development, business development, technology innovation and cost reductions.

Our key objectives included objectives related to:

•directed energy business development activities;

•securing key design wins and increasing market share with targeted customers in industrial end-markets;

•sustaining technology leadership in our semiconductor and fiber laser products; and

•reducing product costs through cost reduction efforts and increasing automation.

The achievement for those awards was as follows (in millions of dollars, except for percentages):

Performance Measures	Threshold	Goal	Actual	Min Payout	Max Payout	Achieved
Revenue (GAAP)(1)	$120.0	$160.0	$170.4	0%	50%	50%
Close strategic acquisition (Nutronics)				0%	20%	20%
Key objectives				0%	50%	50%
Total				0%	120%	120%
_________________
(1)    Revenue goal measured based on 1H 2020 GAAP revenue annualized, excluding revenue from acquisitions. The goal was based on the last 6 months of the performance period to account for the China-U.S. trade war.

Named Executive Officer	Target Performance-Based RSAs Scheduled to Begin Vesting in 2020 (#)	Number of Performance-Based RSAs Achieved (#)	% of Target Achievement
Scott Keeney	40,000	48,000	120%
Ran Bareket	20,000	24,000	120%
Robert Martinsen	12,500	15,000	120%

Change of Control and Severance Benefits

Our change of control severance agreements with our named executive officers and certain of our other officers are described in this Proxy Statement under “Employment Arrangements.”

The compensation committee believes that these agreements protect the interests of our stockholders by providing a framework for avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The uncertainty about the future status of employment among management that can arise in the face of a potential change of control could result in the untimely departure or distraction of key officers. Change of control severance agreements provide support to officers to remain with our company despite uncertainties while a change of control is under consideration or pending and the compensation committee believes that the potential benefits under these agreements are reasonable and generally comparable to competitive agreements offered by our peer companies to their senior executives. Except for outstanding equity awards granted prior to the effective date of executive employment agreements, which vest following a change of control, severance benefits are “double-trigger,” which means that they are provided to the executive only in the event that the executive is terminated, or the executive involuntarily experiences material changes in terms of employment, following a change of control. We do not provide for gross ups for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

Under our 2018 Plan, if a change in control occurs, performance-based equity awards will be deemed earned at the greater of target or actual results immediately prior to the change in control and, unless the awards are replaced, they will be settled immediately prior to the change in control.

Other Benefits and Perquisites

Our named executive officers participate in various employee benefit plans, including health, dental and vision care plans, life insurance and our 401(k) plan and stock purchase plans. These benefit plans are the same plans offered to our other employees.

Equity Ownership Guidelines

We have equity ownership guidelines for our executive officers. The guidelines require our chief executive officer to hold shares equal in value to three times annual base salary. Other executive officers must hold shares equal in value to their annual salary. Executive officers have five years from November 1, 2019 when the guidelines were adopted, or from time they become executive officers, to meet the ownership guidelines. Shares counted for this purpose include issued shares owned by the executive officer or members of the executive officer’s immediate family members residing in the same household, shares owned jointly with, or separately by spouse and/or minor children, including shares held in trusts, limited partnerships, or similar entities for the sole benefit of the executive officer or his immediate family members residing in the same household.

As of December 31, 2020, each of the named executive officers was in compliance with our guidelines.

Compensation Recoupment Policy

In 2020, our board of directors adopted a compensation recoupment policy applicable to our executive officers. Pursuant to the compensation recoupment policy, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of an executive officer’s misconduct or grossly negligent conduct, with any financial reporting requirement under applicable securities laws, our board of directors (or a designated committee of members thereof) has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the company of the amount of any incentive compensation (whether cash- or equity-based) that such executive officer received during the three fiscal years preceding the year such restatement is determined to be required, to the extent that such incentive-based compensation exceeds what such officer would have received based on an applicable restatement performance measure or target. In addition, we will reduce, cancel, or otherwise recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued thereunder.

Hedging and Pledging Prohibitions

We have an Insider Trading Policy, which, among other things, prohibits our employees, including officers, or directors from making short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging any of our securities as collateral for a loan and holding any of our securities in a margin account, whether such securities are granted as compensation or are held, directly or indirectly, by the employee or director. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other executive officers to $1 million per executive officer per year, subject to certain exceptions. Neither our compensation committee nor its authorized committee has adopted a policy that all equity or other compensation must be deductible.

When approving the amount and form of compensation for our executive officers, we generally consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our compensation committee or its authorized subcommittee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Accounting for Stock-Based Compensation

Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2020 and this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Geoffrey Moore (Chair)
Raymond Link

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2020, 2019 and 2018. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-equity Incentive Plan Compensation($)(4)	All Other Compensation($)(5)	Total($)
Scott Keeney	2020	315,385	—	2,822,678	—	399,385	5,697	3,543,145
President and Chief Executive Officer	2019	393,654	10,127	2,365,680	—	342,462	774	3,112,697
	2018	350,277	—	2,229,000	—	214,583	414	2,794,274
Ran Bareket	2020	218,000	—	1,263,424	—	168,740	5,814	1,655,978
Chief Financial Officer	2019	255,769	75,000	1,618,934	—	139,615	414	2,089,732
	2018	247,115	60,000	1,114,500	1,040,000	115,625	51,394	2,628,634
Robert Martinsen	2020	223,288	—	779,374	—	89,553	4,727	1,096,942
Chief Technology Officer	2019	234,998	—	661,394	—	71,554	774	968,720
	2018	225,423	—	928,750	—	61,447	774	1,216,394

(1)    The amounts disclosed in this column represent the following: (1) a one-time discretionary bonus paid in 2019 to Mr. Keeney, and (2) a signing bonus and incentive payment to Mr. Bareket for continued service as our Chief Financial Officer through June 2019 pursuant to the terms of his offer letter. For additional information related to the 2020 salary reduction RSUs, please see “Grants of Plan-Based Awards in Fiscal Year 2020.”
(2)    The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based RSAs and performance-based RSAs granted under our 2018 Plan to each of our named executive officers calculated in accordance with FASB ASC Topic 718. For 2019, the amounts reported in the Stock Awards column also represent a modification expense we recognized in 2019 with respect to certain amendments to the performance goals for the 2018 performance-based RSAs. For 2020, the amounts include RSUs taken in lieu of salary reduction. For a more detailed discussion of these amendments, see the table below entitled “Outstanding Equity Awards at December 31, 2020.” The grant date fair value of time-based RSAs is determined using the fair value of our common stock on the date of grant. The grant date fair value of performance-based RSAs is calculated based on the fair value of our common stock on the date of grant and probable outcome of the performance measures for applicable performance period as of the date on which the performance-based RSAs are granted. This estimated fair value for performance-based RSAs is the same as the maximum value of performance-based RSAs set forth below. These amounts do not necessarily correspond to the actual value recognized by our named executive officers. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K. The performance-based RSAs granted to our named executive officers in 2020 and 2019 are not reflected in the Stock Awards column above because the performance goals for those awards have not been established as of December 31, 2020, and therefore there is no value for financial accounting purposes with respect to those awards in 2020. The value of these awards will be reflected in the Stock Awards column in the annual proxy statement relating to fiscal year 2021. The target number of shares subject to each 2020 and 2019 performance-based RSA granted to our named executive officers are: 60,000 (Mr. Keeney), 26,667 (Mr. Bareket), and 16,667 (Mr. Martinsen), and the maximum number of shares subject to each of 2020 and 2019 performance-based RSAs granted to our named executive officers are 120,000 (Mr. Keeney), 53,333 (Mr. Bareket), and 33,333 (Mr. Martinsen).
(3)    The amounts disclosed in this column represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model without regard to estimated forfeitures. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.
(4)    The amounts disclosed in this column for each year represent bonuses earned and payable upon the achievement of corporate objectives, part of which were paid in the following year. For more information regarding bonuses paid in 2020, please see the “Performance-Based Cash Incentive Plan” section above.
(5)    These amounts disclosed in this column represent for each named executive officer, company-paid 401(k) matching contributions and life insurance premiums for such named executive officer. The 401(k) matching contributions for 2019 and 2018 are not included in the table above, but the amounts for each named executive officer are as follows for 2019 and 2018, respectively: Mr. Keeney,$5,283 and $5,175; Mr. Bareket, $5,108 and $4,115; and Mr. Martinsen, $3,756 and $3,599. In addition, the amount disclosed for Mr. Bareket for 2018 includes $38,731 of reimbursed moving expenses, and $12,283 for the tax gross-up of the reimbursed expenses.

Grants of Plan-Based Awards in Fiscal Year 2020

The following table presents information regarding grants of plan-based awards during 2020 to our named executive officers. The non-equity incentive plan awards were granted under our 2020 Bonus Plan, as described in greater detail above. The equity awards were granted under our 2018 Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at Fiscal Year Ended December 31, 2020.”

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			Grant date for Stock and Option Awards	All Other Stock Awards: Number of Shares of Stocks or Units	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Keeney	—	415,385	623,078	—	—	—	4/7/2020	9,742	117,878
	—	—	—	—	—	—	7/14/2020	120,000	2,704,800

Ran Bareket	—	175,500	263,250	—	—	—	4/7/2020	5,066	61,299
	—	—	—	—	—	—	7/14/2020	53,333	1,202,126

Robert Martinsen	—	92,884	139,326	—	—	—	4/7/2020	2,318	28,048
	—	—	—	—	—	—	7/14/2020	33,333	751,326

(1)    The performance-based RSAs granted to our named executive officers in 2020 are not reflected in the Stock Awards table above because the performance goals for those awards have not been established as of December 31, 2020, and therefore there is no value for financial accounting purposes in 2020 with respect to those awards.

Outstanding Equity Awards at December 31, 2020

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2020.

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price($)(2)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)(4)
Scott Keeney	374,945	(6)	—		0.75	02/26/2025	10,000	(15)	326,500	24,001	(18)	783,633
	60,000	(9)	—		0.75	02/26/2025	90,000	(16)	2,938,500	60,000	(19)	1,959,000
	500,000	(11)	—		0.75	06/27/2025	120,000	(17)	3,918,000	60,000	(20)	1,959,000
	42,500		7,500	(12)	1.10	07/01/2026
	280,000		120,000	(13)	1.45	06/02/2027

Ran Bareket	19,689		112,502	(14)	9.70	02/17/2028	5,000	(15)	163,250	12,001	(18)	391,833
							60,000	(16)	1,959,000	26,667	(19)	870,678
							53,333	(17)	1,741,322	26,667	(20)	870,678

Robert Martinsen	45,878	(6)	—		0.75	02/26/2025	6,250	(15)	204,063	7,501	(18)	244,908
	19,500	(7)	—		0.75	02/26/2025	25,000	(16)	816,250	16,667	(19)	544,178
	18,500	(8)	—		0.75	02/26/2025	33,333	(17)	1,088,322	16,667	(20)	544,178
	16,500	(9)	—		0.75	02/26/2025
	26,000	(10)	—		0.75	04/18/2025
	28,500	(5)	—		0.75	04/18/2025
	31,000	(11)	—		0.75	06/27/2025
	13,500		3,000	(12)	1.10	07/01/2026
	24,500		12,000	(13)	1.45	06/02/2027

(1)    Each of the outstanding options to purchase shares of our common stock was granted pursuant to our 2001 Stock Option Plan, as amended.
(2)    This column represents the fair market value of a share of our common stock on the date of grant of the option (including options granted pursuant to our February 2015 stock option exchange program), in each case as determined by our board of directors.
(3)     The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on the Nasdaq Global Select Market on December 31, 2020, the last trading day of the year, which was $32.65 per share.
(4)    Market value was calculated by multiplying the target number of performance shares by the closing market price of our common stock on the Nasdaq Global Select Market on December 31, 2020, the last trading day of the year, which was $32.65 per share.
(5)    This option became fully vested on February 23, 2016.
(6)    This option became fully vested on February 26, 2016.
(7)    This option became fully vested on February 26, 2018.
(8)    This option became fully vested on February 26, 2019.
(9)    This option became fully vested on May 26, 2019.
(10)    This option became fully vested on March 6, 2020.
(11)    This option became fully vested on June 9, 2020.

(12)    One-fifth of the shares subject to the option vested on July 1, 2017, and one-twentieth of the remaining shares subject to the option vest in quarterly installments thereafter subject to continued service with us through each such vesting date. In the event of a change in control, as defined in our 2001 Stock Option Plan, 100% of the then-outstanding shares subject to the option will become vested.
(13)    One-fifth of the shares subject to the option vested on June 1, 2018, and one-twentieth of the remaining shares subject to the option vest in quarterly installments thereafter subject to continued service with us through each such vesting date. In the event of a change in control, as defined in our 2001 Stock Option Plan, 100% of the then-outstanding shares subject to the option will become vested.
(14)    One-fifth of the shares subject to the option vested on January 4, 2019, and one-twentieth of the shares subject to the option vest in quarterly installments thereafter, subject to continued service with us through each such vesting date. In the event of a change in control, as defined in our 2001 Stock Option Plan, 100% of the then outstanding shares subject to the option will become vested.
(15)    Time-based RSAs that were granted in 2018. One-fourth of the RSAs vested on June 1, 2019, and one-fourth of the RSAs vest in yearly installments thereafter, subject to continued service with us through each such vesting date.
(16)    Time-based RSAs that were granted in 2019. One-fourth of the RSAs vested on June 1, 2020, and one-fourth of the RSAs vest in yearly installments thereafter, subject to continued service with us through each such vesting date.
(17)    Time-based RSAs that were granted in 2020 that have not vested as of December 31, 2020. One-fourth of the RSAs will vest on June 1, 2021, and one-fourth of the RSAs vest in yearly installments thereafter, subject to continued service with us through each such vesting date.
(18)    Performance-based RSAs that were granted in 2018. Upon the achievement of certain revenue and gross margin targets or performance conditions, 50% of the earned shares vested on August 17, 2020. The remaining 50% of the earned shares will vest on August 17, 2021, subject to continued service to us through such date.
(19)    Performance-based RSAs granted in 2019 for which the performance goals have not been established as of December 31, 2020. See the discussion above in “Summary Compensation Table” for additional information.
(20)    Performance-based RSAs granted in 2020 for which the performance goals have not been established as of December 31, 2020. See the discussion above in “Summary Compensation Table” for additional information.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2020

The following table presents information concerning the exercise of options during 2020 by our named executive officers, and the vesting of stock awards held by them during 2020 (with the reported value based on the market price on the applicable date and for exercised options, less the applicable exercise price).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Scott Keeney	118,000	$2,496,580	68,741	$1,608,770
Ran Bareket	42,500	$498,502	42,898	$991,221
Robert Martinsen	35,500	$837,763	21,275	$495,098

Employment Arrangements

Below is a summary of the employment arrangements for our named executive officers. Each of our named executive officers has executed our standard form of confidential information, invention assignment and arbitration agreement.

Scott Keeney

We entered into an employment agreement with Mr. Keeney in March 2018.

Pursuant to the employment agreement with Mr. Keeney, if we terminate the employment of Mr. Keeney other than for death, “disability,” or “cause” (as such terms are defined in Mr. Keeney's employment agreement) outside of a change in control period (as defined below), and Mr. Keeney executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Keeney will be entitled to (i) continuing payments of his base salary for a period of 12 months and

(ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months, or taxable monthly payments of an equivalent amount for the same period. Mr. Keeney's then-outstanding equity awards will remain outstanding for three months or until the occurrence of a “change in control” (as defined in Mr. Keeney's employment agreement) (whichever is earlier) so that Mr. Keeney will be eligible to receive the vesting acceleration benefits described below to the extent applicable.

In addition, pursuant to the employment agreement with Mr. Keeney, if, within the period beginning three months prior to and ending 12 months following a “change in control” (as defined in Mr. Keeney's employment agreement) (such period referred to as the “change in control period”), the employment of Mr. Keeney is terminated other than for death, “disability,” or “cause” or Mr. Keeney resigns for “good reason” and Mr. Keeney executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Keeney will be entitled to (i) a lump sum payment equal to 18 months of his base salary, (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 18 months, or taxable monthly payments of an equivalent amount for the same period, and (iii) 100% of the then-unvested shares subject to his outstanding equity awards will immediately become vested and exercisable (in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels, unless the applicable equity award agreement provides otherwise).

Pursuant to the employment agreement, in the event of a “change in control” (as defined in our 2001 Stock Option Plan), Mr. Keeney's outstanding equity awards granted prior to the effective date of his employment agreement will immediately become 100% vested and exercisable subject to him remaining a service provider with us through such date.

Ran Bareket

We entered into an employment agreement with Mr. Bareket in March 2018. The employment agreement does not have a specific term and provides that Mr. Bareket is an at-will employee.

Pursuant to the employment agreement with Mr. Bareket, if we terminate the employment of Mr. Bareket other than for death, “disability,” or “cause” (as such terms are defined in Mr. Bareket's employment agreement) outside the change in control period (as defined below), and Mr. Bareket executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Bareket will be entitled to (i) continuing payments of his base salary for a period of six months and (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to six months, or taxable monthly payments of an equivalent amount for the same period. Mr. Bareket's then-outstanding equity awards will remain outstanding for three months or until the occurrence of a “change in control” (as defined in Mr. Bareket's employment agreement) (whichever is earlier) so that Mr. Bareket will be eligible to receive the vesting acceleration benefits described below to the extent applicable.

In addition, pursuant to the employment agreement with Mr. Bareket, if, within the period beginning three months prior to and ending 12 months following a “change in control” (as defined in Mr. Bareket's employment agreement) (such period referred to as the “change in control period”), the employment of Mr. Bareket is terminated other than for death, “disability,” or “cause” or Mr. Bareket resigns for “good reason” and Mr. Bareket executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Bareket will be entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months, or taxable monthly payments of an equivalent amount for the same period, and (iii) 100% of the then-unvested shares subject to his outstanding equity awards will immediately become vested and exercisable (in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels, unless the applicable equity award agreement provides otherwise).

Pursuant to the employment agreement, in the event of a “change in control” (as defined in our 2001 Stock Option Plan), Mr. Bareket's outstanding equity awards granted prior to the effective date of his employment agreement will immediately become 100% vested and exercisable subject to him remaining a service provider with us.

Robert Martinsen

We entered into an employment agreement with Mr. Martinsen in March 2018. Pursuant to the employment agreement with Mr. Martinsen, if we terminate the employment of Mr. Martinsen other than for death, “disability,” or “cause” (as such terms are defined in Mr. Martinsen's employment agreement) outside the change in control period (as defined below), and Mr. Martinsen executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Martinsen will be entitled to receive (i) continuing payments of his base salary for a period of six months and (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to six months, or taxable monthly payments of an equivalent amount for the same period. Mr. Martinsen's then-outstanding equity awards will remain outstanding for three months or until the occurrence of a “change in control” (as defined in Mr. Martinsen's employment agreement) (whichever is earlier) so that Mr. Martinsen will be eligible to receive the vesting acceleration benefits described below to the extent applicable.

In addition, pursuant to the employment agreement with Mr. Martinsen, if, within the period beginning three months prior to and ending 12 months following a “change in control” (as defined in Mr. Martinsen's employment agreement) (such period referred to as the “change in control period”), the employment of Mr. Martinsen is terminated other than for death, “disability,” or “cause” or Mr. Martinsen resigns for “good reason” and Mr. Martinsen executes a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following his termination, Mr. Martinsen will be entitled to (i) a lump sum payment equal to 12 months of his base salary, (ii) premium payments to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 12 months, or taxable monthly payments of an equivalent amount for the same period, and (iii) 100% of the then-unvested shares subject to his outstanding equity awards will immediately become vested and exercisable (in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels, unless the applicable equity award agreement provides otherwise).

Pursuant to the employment agreement, in the event of a “change in control” (as defined in our 2001 Stock Option Plan), Mr. Martinsen's outstanding equity awards granted prior to the effective date of his employment agreement will immediately become 100% vested and exercisable subject to him remaining a service provider with us.

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the employment agreements described above or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Potential Payments upon Termination or Change-In-Control

The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2020, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated, with respect to (1) RSAs, as $32.65 the closing price of a share of our common stock on December 31, 2020 (the last trading day of 2020), multiplied by the number of unvested shares subject to the RSAs as of December 31, 2020 that are being accelerated (and for performance-based RSAs, based on the target number of shares) and (2) options, as $32.65 the closing price of a share of our common stock on December 31, 2020 (the last trading day of 2020) less the per share exercise price of such options multiplied by the number of unvested shares subject to options as of December 31, 2020.

No change in control – involuntary termination without cause

	Scott Keeney	Ran Bareket	Robert Martinsen
Base Salary ($)	400,000	130,000	118,965
Health Benefits ($)	19,848	12,949	9,924
Total ($)	419,848	142,949	128,889

Change in control - termination without cause or for good reason three months prior to or 12 months following change in control

	Scott Keeney	Ran Bareket	Robert Martinsen
Base Salary ($)	600,000	260,000	237,930
Stock Options ($)(1)	3,980,625	2,581,921	469,050
Stock Awards ($)	11,884,633	5,996,760	3,441,898
Health Benefits ($)	29,773	25,899	19,848
Total ($)	16,495,031	8,864,580	4,168,726
_______________________
(1)    The amount is the same as, and not in addition to, the amount set forth in the "Change in control - no termination" table below.

Change in control - no termination

	Scott Keeney	Ran Bareket	Robert Martinsen
Stock Options ($)	3,980,625	2,581,921	469,050
Total ($)	3,980,625	2,581,921	469,050

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2020.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by stockholders:
2001 Stock Option Plan	3,357,968	$1.53	—
2018 Equity Incentive Plan	3,453,082	—	3,026,341
2018 Employee Stock Purchase Plan	—	—	2,192,609
Equity compensation plans not approved by stockholders:	—	—	—
Total	6,811,050		5,218,950

(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)    Our 2018 Plan provides that on the first day of each fiscal year beginning in fiscal year 2019, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 3,431,515 shares, (ii) 5% of the outstanding shares of our capital stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our 2018 Employee Stock Purchase Plan (the “ESPP”) provides that on the first day of each fiscal year beginning in fiscal year 2019, the number of shares of common stock available for issuance thereunder is automatically increased by a number equal to the lesser of (i) 857,879 shares, (ii) 2% of the outstanding shares of our capital stock on the first day of such fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2021, the number of shares of common stock available for issuance under our 2018 Plan and our ESPP increased by 1,989,660 shares and 795,864 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2021 for:

•each beneficial owner of more than 5% of our common stock;

•each of our directors;

•each of our named executive officers; and

•all directors and executive officers as a group.

Applicable percentage ownership is based on 42,783,258 shares of our common stock outstanding as of March 31, 2021. The holders of common stock have the right to one vote per share.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before the 60th day after March 31, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o nLIGHT, Inc., 5408 NE 88th Street, Vancouver, Washington 98665.

	Beneficial Ownership
Name of Beneficial Owner	Number	%
5% Stockholders:
Wasatch Advisors, Inc.(1)	3,959,461	9.3%
JPMorgan Chase & Co.(2)	3,329,889	7.8%
The Vanguard Group(3)	3,281,334	7.7%
BlackRock, Inc.(4)	2,442,735	5.7%
Directors and Named Executive Officers:
Scott Keeney(5)	1,357,109	3.1%
Ran Bareket(6)	29,337	*
Robert Martinsen(7)	200,808	*
Bandel Carano(8)	2,836	*
Douglas Carlisle(9)	229,440	*
Bill Gossman(10)	75,878	*
Raymond Link(11)	78,184	*
Gary Locke(12)	72,122	*
Geoffrey Moore(13)	80,830	*
Camille Nichols	—	*
All current executive officers and directors as a group (10 persons)(14)	2,126,544	4.8%

*    Represents beneficial ownership of less than one percent.
(1)    Based solely on a Schedule 13G filed with the SEC by Wasatch Advisors, Inc. on February 11, 2021. Wasatch Advisors, Inc. has sole voting power with respect to 3,959,461 shares of our common stock and sole dispositive power with respect to 3,959,461 shares of our common stock. The address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108 .
(2)    Based solely on a Schedule 13G filed with the SEC by JPMorgan Chase & Co. on January 27, 2021. JPMorgan Chase & Co. has sole voting power with respect to 3,154,411 shares of our common stock and sole dispositive power with respect to 3,329,739 shares of our common stock. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.
(3)    Based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 8, 2021. The Vanguard Group, Inc. has shared power to vote or direct to vote 79,860 shares of our common stock, sole power to dispose of or to direct the disposition of 3,175,433 shares of our common stock, and shared power to dispose or to direct the disposition of 105,901 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)    Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2021. BlackRock, Inc. has sole voting power with respect to 2,407,235 shares of our common stock and sole dispositive power with respect to 2,442,735 shares of our common stock held through BlackRock, Inc. and its subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)    Consists of 324,664 shares held of record and 1,032,445 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(6)    Consists of 7,149 shares held of record and 22,188 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(7)    Consists of 8,930 shares held of record and 191,878 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(8)    Consists of 2,836 shares held of record.
(9)    Consists of 200,794 shares held of record by Mr. Carlisle and 28,646 shares held of record by the Douglas and Lauri Carlisle Family Partnership.
(10)    Consists of 7,565 shares held of record and 68,313 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(11)    Consists of 64,934 shares held of record and 13,250 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(12)    Consists of 6,758 shares held of record and 65,364 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(13)    Consists of 7,240 shares held of record and 73,590 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.
(14)    Consists of 2,126,544 shares beneficially owned by our current directors and executive officers, including 1,467,028 shares issuable pursuant to outstanding options to purchase our common stock which are exercisable within 60 days of March 31, 2021.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such reports filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were met during our fiscal year ended December 31, 2020 and prior fiscal years (unless previously disclosed), except that (1) Mr. Link did not timely file one Form 4 reporting RSUs that vested in April 2019 (filed March 16, 2021); (2) Messrs. Bareket and Martinsen each did not timely file one Form 4 reporting shares withheld for taxes upon the vesting of RSAs in June 2019 (each filed June 5, 2020); and (3) Mr. Keeney did not timely file two Forms 4 reporting shares withheld for taxes upon the vesting of RSAs in June 2019 (filed June 5, 2019) and reporting a sale of stock in July 2020 pursuant to a 10b5-1 trading plan (filed July 21, 2020), respectively. These late Form 4 filings were the result of administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2020 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”

Policies and Procedures for Transactions with Related Persons

We have a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.

The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve any related party transactions. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers. For a description of these agreements, see the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification.”

We have entered into employment arrangements with our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these arrangements, see the section titled “Executive Compensation—Employment Arrangements.”

We have granted stock options, RSAs and RSUs to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Non-Equity Incentive Plan Compensation,” “Executive Compensation—Outstanding Equity Awards at December 31, 2020,” and “Board of Directors and Corporate Governance—Director Compensation for Fiscal Year 2020.”

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation and bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

OTHER MATTERS

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investors.nlight.net/IR and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to nLIGHT, Inc., Attention: Investor Relations, 5408 NE 88th Street, Building E, Vancouver, Washington 98665.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Vancouver, Washington
April 30, 2021

APPENDIX A
Reconciliation of Net Loss to Adjusted EBITDA

	Year Ended December 31,
	2020	2019
Net loss	$(20,932)	$(12,884)
Income tax expense	340	6,119
Other income, net	(378)	(535)
Interest (income) expense, net	(78)	(2,609)
Depreciation and amortization	13,685	9,564
Stock-based compensation	25,464	9,730
Acquisition and integration-related costs	50	470
Adjusted EBITDA	$18,151	$9,855

nLIGHT

nLIGHT, INC.
5408 NORTHEAST 88TH STREET
BUILDING E
VANCOUVER, WA 98665

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LASR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52336-P50790

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

nLIGHT, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas Carlisle
02) Bill Gossman
03) Gary Locke

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory, non-binding basis, the frequency of future stockholder advisory non-binding votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D52337-P50790

nLIGHT, INC.
Annual Meeting of Stockholders
June 10, 2021, 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott Keeney and Ran Bareket, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of nLight, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time, on June 10, 2021, at www.virtualshareholdermeeting.com/LASR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side